EXHIBIT 99.1

March 16, 2021

OBITX Announces Robert Adams Chief Technology Officer

OBITX, Inc., (OTCMKTS: OBTX), an advanced software development and services company specializing in blockchain technologies and decentralized processing, announced today the selection of Robert “Eddie” Adams as the company’s Chief Technology Officer.  Mr. Adams recently served as the Technology Director for Blue Cross/Blue Shield of Florida with its headquarters in Jacksonville, Florida.  While employed there he managed a budget more than $100 million per year with more than 45,000 employees. He left his employment with Blue Cross/Blue Shield of Florida to further his entrepreneurial spirit within the blockchain and cryptocurrency markets.  Prior to his employment with Blue Cross/Blue Shield of Florida he  was the supervisor of information systems with the School District of Clay County.

Mr. Adams had been working in the blockchain and cryptocurrency markets since 2015.  He was an early adopter of Bitcoin and Ethereum.  He has participated in the development of two additional blockchains.

Mr. Adams has been a member of the OBITX Board of Directors since 2020 where he served on the audit and compensation committees.

“As my role expands with OBITX, I am confident this team will excel.  This team brings a level of maturity to an infant industry poised for rapid expansion and growth,” said Robert Adams. Eric Jaffe, OBITX CEO went on to state, “Eddie is a proven asset for OBITX.  We are going to tap into his expertise and utilize his skill set to capsulate our path to success.  His initial involvement will begin with the expansion of our mining and staking operations in the blockchain and cryptocurrency markets.”

Contact: Eric Jaffe

           info@obitx.com

About OBITX:

Headquartered in Fleming Island, Florida, OBITX, Inc., (OTCQB: OBTX) is a development,  consulting and services organization specializing in blockchain technologies and decentralized processing.

Forward Looking Statements

This news release contains “forward-looking statements” which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as “anticipate”, “seek”, intend”, “believe”, “estimate”, “expect”, “project”, “plan”, or similar phrases may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, the future U.S. and global economies, the impact of competition, and the Company’s reliance on existing regulations regarding the use and development of cannabis-based products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.